SCHEDULE 14C/A
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                                (Amendment No. 1)

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:
[x] Preliminary Information Statement    [ ] Confidential, for use of the
                                             Commission only
[ ] Definitive Information Statement

                             GREENSHIFT CORPORATION
                             ----------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x]   No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  1) Title of each class of securities to which transaction applies:
  ..................................................................

  2)  Aggregate number of securities to which transaction applies:
  ..................................................................

  3) Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
  ..................................................................

  4)  Proposed maximum aggregate value of transaction:
  ...................................................................

  5) Total fee paid:
  ...................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  ......................................

  2) Form, Schedule or Registration Statement No.:

  ......................................

  3) Filing Party:

  ......................................

  4) Date Filed:

  ......................................

                             GREENSHIFT CORPORATION
                           One Penn Plaza, Suite 1612
                            New York, New York 10119


                              INFORMATION STATEMENT



To the Holders of Our Voting Stock:


     The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of GreenShift Corporation have given their written consent to a resolution adopted by the Board of Directors of GreenShift to amend the certificate of incorporation of GreenShift so as to increase the number of shares of authorized common stock from 500,000,000 shares to 10,000,000,000 shares. We anticipate that this Information Statement will be mailed on _________________, 2009 to shareholders of record. On or after _________________, 2009, the amendment to the Certificate of Incorporation will be filed with the Delaware Secretary of State and become effective.

     The Board of Directors approved the amendment in order to comply with GreenShift's agreements with its senior creditor, YA Global Investments, L.P. ("YA Global"). The convertible debt instruments held by YA Global require that GreenShift maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by GreenShift to YA Global. At the present time, GreenShift has no shares available for issuance upon conversion and is therefore in default of those debt instruments. Although GreenShift's ambition is to satisfy its debt to YA Global in cash deriving from one or more potential future financing transactions, it is necessary that this default be cured in the meantime.

     Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, GreenShift will not hold a meeting of its shareholders to consider or vote upon the proposed amendment to GreenShift's certificate of incorporation.



                       WE ARE NOT ASKING YOU FOR A PROXY.
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.



July ___, 2009                          KEVIN KREISLER, Chief Executive Officer

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     We determined the shareholders of record for purposes of this shareholder action at the close of business on June 11, 2009 (the "Record Date"). The table below lists the authorized voting stock as of the Record Date, the number of shares of each class that were outstanding on the Record Date, and the voting power of each class. Each share of common stock is entitled to one vote. Each share of Series B Preferred Stock is entitled to 25 votes. The holder of the Series D shares are entitled to a portion of the aggregate voting power equal to 80% multiplied by a fraction, the numerator of which is the number of outstanding Series D shares and the denominator of which is 1,000,000.

Security                        Authorized       Outstanding       Voting Power
--------                        ----------       -----------       ------------
Common Stock                   500,000,000       500,000,000       249,827,813



Series B Preferred Stock         2,865,333         2,519,219         62,980,475
Series D Preferred Stock         1,000,000           791,459       971,862,696
                                                               ----------------
                                                                  1,534,843,171

     The following table sets forth information regarding the voting stock beneficially owned by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of June 11, 2009.

                               Amount and Nature of Beneficial Ownership
                                -----------------------------------------
Name and Address(1)                                 Series B                  Series D               Percentage of
Of Beneficial Owner       Common    % of Class     Preferred  % of Class     Preferred  % of Class    Voting Power
                       ---------    ----------    ----------  -----------   ----------  ----------   -------------
Kevin Kreisler(2)      1,486,391         1.56%            --           --      791,459         100%         63.32%
David Winsness(3)        976,667         1.03%       360,933       12.45%           --           --          2.77%
Greg Barlage(3)        1,088,043         1.14%       356,478       12.30%           --           --          2.77%
Ed Carroll(3)          1,670,435         1.76%       393,183       13.56%           --           --          3.19%
Richard Krablin (3)      585,217         0.62%       376,183       12.99%           --           --          2.77%
                       ---------       -------      --------      -------      -------         ----         ------
Officers and Directors
as a Group (5 persons) 5,806,753         6.10%     1,487,186       51.30%      791,459         100%         74.82%

(1) The address of each shareholder is c/o GreenShift Corporation, One Penn Plaza, Suite 1612, New York, NY 10119.

(2) All shares listed for Mr. Kreisler are owned of record by Viridis Capital, LLC, of which Mr. Kreisler is the sole member.

(3) Shares of Company Series B Preferred Stock are convertible at the fixed rate of 1 Series B Share to 25 Company common shares.

                  AMENDMENT OF THE CERTIFICATE OF INCORPORATION
                     TO INCREASE THE AUTHORIZED COMMON STOCK

     On June 11, 2009, GreenShift's Board of Directors approved an amendment to GreenShift's Certificate of Incorporation to increase the authorized common stock from 500 million shares, $.001 par value, to 10 billion shares, $.0001 par value. The Board approved the amendment in order to comply with GreenShift's agreements with its senior creditor, YA Global Investments, L.P. ("YA Global"). The convertible debt instruments held by YA Global require that GreenShift maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by GreenShift to YA Global.

     On June 11, 2009, the holder of a majority of the voting power of the outstanding voting stock gave its written consent to the amendment. The amendment will be filed and become effective approximately twenty days after this Information Statement is mailed to the shareholders.

     At the June 11, 2009 Record Date, 500,000,000 of the currently authorized 500,000,000 common shares are issued and outstanding, leaving none available for issuance. The effect of the amendment will be to increase the number of authorized shares of common stock from 500,000,000, $.001 par value, to 10,000,000,000, $.0001 par value.

     The primary reason why the Board of Directors and the majority shareholder have approved the increase in authorized common stock is the requirement contained in GreenShift's agreements with YA Global to maintain a sufficient number of shares of authorized common stock to enable conversion of debt issued by GreenShift to YA Global and the need to have shares available in the event that other outstanding convertible debentures are converted.

The following table shows the derivative securities currently outstanding that may result in the issuance of more than 1,000,000 common shares:

                                                                     Issue         Original    Principal             Shares
Derivative Security                                Creditor           Date        Principal       Amount           Issuable
-------------------                ------------------------  -------------   --------------  ------------  ----------------
Secured Convertible Debenture   YA Global Investments, L.P.     April 2006      $ 4,400,000  $ 2,084,986     308,886,815(1)
Secured Convertible Debenture   YA Global Investments, L.P.     April 2006      $ 1,475,000  $   303,515      44,965,185(1)
Secured Convertible Debenture   YA Global Investments, L.P.  February 2006      $ 1,949,631  $ 1,949,631     288,834,222(1)
Secured Convertible Debenture   YA Global Investments, L.P.      June 2006      $ 5,500,000  $ 5,500,000     814,814,815(1)
Secured Convertible Debenture   YA Global Investments, L.P.   October 2006      $13,000,000  $12,860,000   1,905,185,185(1)
Secured Convertible Debenture   YA Global Investments, L.P.  February 2007      $ 1,125,000  $ 1,224,063     181,342,667(1)
Secured Convertible Debenture   YA Global Investments, L.P.     April 2007      $ 2,190,410  $ 2,789,278     413,226,370(1)
Secured Convertible Debenture   YA Global Investments, L.P.  December 2008      $ 1,950,000  $ 1,950,000     288,888,889(1)
Unsecured Debenture                    Acutus Capital, LLC   December 2008      $   485,000  $   485,000      71,851,852(2)
Related Party Debenture   Minority Interest Fund (II), LLC    January 2008      $ 1,600,207  $ 1,600,207     237,067,704(3)
Options                                                            Various                             -         996,629(4)
                                                                                                           -------------
                                                                                                           4,556,060,333
                                                                                                           -------------

     (1) The principal amount and accrued interest on the Secured Convertible Debentures issued to YA Global Investments, L.P. ("YA Global"), are convertible by the holder into common stock at a conversion rate equal to the lesser of $1.25 or 90% of the average closing market price of the Company's common stock for the 20 days prior to conversion. The Secured Convertible Debentures accrue interest at 10% per annum and are due December 31, 2011. At a conversion rate of $0.00675 on June 11, 2009, the Convertible Secured Notes could be converted into 4,246,144,148 common shares.

     (2) The principal amount and accrued interest on the Unsecured Debenture issued to Acutus Capital, LLC ("Acutus"), are convertible by the holder into common stock at a conversion rate equal to the lesser of $1.25 or 90% of the average closing market price of the Company's common stock for the 20 days prior to conversion. The Unsecured Debenture accrues interest at 20% per annum and is currently due. At a conversion rate of $0.00675 on June 11, 2009, the Unsecured Convertible Debenture could be converted into 71,851,852 common shares.

     (3) The principal amount and accrued interest on the unsecured Related Party Debenture issued to Minority Interest Fund (II), LLC ("MIF"), are convertible by the holder into common stock at a conversion rate equal to the lesser of $1.25 or 90% of the average closing market price of the Company's common stock for the 20 days prior to conversion. The Related Party Debenture accrues interest at 20% per annum and is due December 31, 2010. At a conversion rate of $0.00675 on June 11, 2009, the Unsecured Convertible Debenture could be converted into 237,067,704 common shares.

     (4) There are employee stock options that were issued and unexercised for 996,629 shares with a weighted average exercise price of $5.00.

     All of the foregoing derivative securities are currently exercisable, and the notes and debentures will remain exercisable until satisfied. In the event that any of the foregoing derivative securities were converted or exercised, GreenShift would not be able to issue the requisite common stock, and would be in default, unless the number of authorized common shares is increased.
Conversion of those debentures would improve GreenShift's balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing. However, conversion would also dilute the interest of current shareholders in the equity in GreenShift. The additional authorized common stock is necessary to accommodate those conversions, should they occur.

     All of the outstanding convertible debentures are convertible into common stock based on the market price of the common stock at the time of conversion. The table on the above assumes a conversion rate of $.00675. At the close of business on July 9, 2009 the market price was $.0041. If the debentures were converted based on that price, approximately 50% more shares of common stock would be required. In order to be prepared for the possibility of lower conversion rates, the Board of Directors and majority shareholders have agreed to increase the authorized common stock to 10 billion shares and have authorized a reduction in the par value of the common stock.

     The secondary reason why the Board of Directors and the majority shareholder have approved the increase in authorized common stock is to provide GreenShift with flexibility in pursuing its long-term business objectives. Additional reasons for the increase include:

     >> Management plans in the future to pursue opportunities to obtain the capital in order to fully implement GreenShift's business plan. A reserve of both common and preferred shares available for issuance from time-to-time will enable GreenShift to entertain a broad variety of financing proposals.

     >> Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

     Management has not entered into any commitment to issue any shares except upon conversion of the outstanding debentures. Moreover, Management has no plans at this time that will involve the issuance of additional shares, other than a general plan to pursue additional financing. Management has not, however, discussed the terms of any specific financing with any potential investor.

     The amendment of the Certificate of Incorporation will increase the number of common shares available for issuance by the Board of Directors from 0 to 9,500,000,000. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of GreenShift's shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that GreenShift obtains "fair value" when it issues shares. Nevertheless, the issuance of the additional shares could have the following adverse effects on GreenShift's shareholders:

     o The issuance of the additional shares would dilute the proportionate interest of current shareholders in the equity and voting power in GreenShift.

     o The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the current market value of GreenShift common stock.

     o The shares that are issued upon conversion of debentures are usually promptly sold into the market. These sales are likely to have a negative effect on the market price of GreenShift's common stock.

     o The reduction in the par value of the common stock means that the Board will be authorized to issue common stock for as little as $.0001 per share, and that possibility may have a negative effect on the market price for the common stock.

     The amendment of the Certificate of Incorporation is not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of GreenShift. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of GreenShift. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make GreenShift unattractive to the party seeking control of GreenShift. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

No Dissenters Rights

     Under Delaware law, shareholders are not entitled to dissenters' rights with respect to the amendment of the Certificate of Incorporation to increase the authorized capital stock.


                                    * * * * *